UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SPX Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

Commencing on April 24, 2012, SPX Corporation (“we,” “our,” or “us”) sent the following communication to certain of our stockholders.

Pay for Performance Assessment

ISS Position

Institutional Shareholder Services - Proxy Advisory Services (“ISS”) has recommended “AGAINST” our “Say on Pay” proposal (Proposal 3 as listed in our definitive proxy statement for the 2012 Annual Meeting) due to what it claims is a pay for performance disconnect with respect to our CEO pay.  Specifically, ISS states “[d]ue to high CEO pay and low TSR performance over the 1-and 3-year periods, the high value of the CEO’s long-term equity compensation is problematic because the underlying TSR goal provides three different opportunities to beat the S&P index, a design that shareholders may not find consistent with long-term pay-for-performance alignment.”

We fundamentally disagree with ISS’ assertion.  For 2011, our CEO received no bonus, and two-thirds of his eligible stock awards failed to vest.   As a result, pay realized by our CEO was less than half that of the prior year (see page 26 of our proxy statement for how we calculate “pay realized”).    Far from lacking rigor, our equity compensation program is, if anything, more demanding than the programs in place at many of our peer companies.

Our Equity Compensation Program Structure

We have awarded no options or time-vested restricted stock to our CEO since 2004.  Equity awards are all performance-based and only vest if we outperform the S&P 500 index.  Moreover, unlike the performance-based equity programs used at many companies, our program does not provide for partial vesting with below-target performance results, nor does it provide for above target payouts if we significantly exceed the target.  Rather, as demonstrated in 2011, if the performance metric is not met, the restricted stock does not vest.

We have used the same metric for our equity pay program for the last six years, and ISS has never previously questioned its rigor.  Instead, ISS first questions the rigor of the design in a year in which two-thirds of our CEO’s equity awards failed to vest, by asserting that “…the design of the plan is problematic because multiple attempts at the same goal can undermine pay-for-performance alignment over the longer term.”

We believe that ISS’ characterization of our plan is not accurate.  We do not provide for multiple attempts at the same goal.  Rather, if the first or second tranche fails to vest, it may vest in a later year, but only if we outperform the S&P 500 index for the entire period of time since the grant date.  A tranche that fails its first opportunity to vest will never vest unless we not only outperform the S&P 500 over the next year or (in the case of one of the tranches ) two-year period, but also make up the entire amount by which we underperformed over the year or (in the case of one of the tranches) two-year period in which the tranche failed to vest. This is not “multiple attempts at the same goal,” but rather a heightened goal, which is directly aligned with longer term performance.

Conclusion

For 2011, we paid our CEO no bonus, and only one-third of his eligible stock awards vested, while two-thirds failed to vest.  We believe these facts reflect a rigorous approach to pay-for-performance.  Few companies of which we are aware require market outperformance in order for their CEO to receive any equity value at all.  It is true that one or more of the equity tranches that failed to vest this year may vest in the future, but only if we outperform the S&P 500 for the cumulative period since the tranche’s grant date.  If that happens, there will, in fact, be a direct alignment between pay and performance for the entire measurement period.

We provide significant additional analysis of the link between pay and performance at our company on pages 25-28 of our proxy statement , including an analysis of pay-for-performance over a five year period.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS